Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Treasury Director 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES SECOND QUARTER RESULTS

WINCHESTER, Virginia (November 29, 2018) -- American Woodmark Corporation (NASDAQ: AMWD) (the "Company") today announced results for its second fiscal quarter ended October 31, 2018.

Net sales for the second fiscal quarter increased 55% to $424.9 million compared with the same quarter of the prior fiscal year. Net sales for the first six months of the current fiscal year increased 55% to $853.8 million from the comparable period of the prior fiscal year. The current second fiscal quarter and first six months results include three and six months, respectively, of results from the Company’s acquisition of RSI Home Products, Inc. (“RSI”), which closed December 29, 2017. Excluding the impact of the RSI acquisition, net sales for the second fiscal quarter increased 8% to $297.7 million compared with the same quarter of the prior fiscal year and net sales for the first six months of the current fiscal year increased 8% to $596.7 million compared to the first six months of the prior fiscal year. Excluding the impact of the RSI acquisition, the Company experienced growth in all channels during the second quarter and first six months of fiscal year 2019 versus the comparable prior year period.

Net income was $18.5 million ($1.05 per diluted share) for the second quarter of the current fiscal year compared with $19.8 million ($1.21 per diluted share) in the same quarter of the prior fiscal year. Net income was positively impacted by the RSI acquisition and additional sales volumes which were offset by intangible amortization of $12.3 million, unrealized loss on foreign exchange forward contracts of $1.0 million and a gross margin decline in the core business. Net income for the first six months of the current fiscal year was $43.3 million ($2.46 per diluted share) compared with $42.0 million ($2.58 per diluted share) for the same period of the prior fiscal year. Adjusted EPS per diluted share was $1.60 for the second quarter of the current fiscal year compared with $1.21 in the same quarter of the prior fiscal year and $3.64 for the first six months of the current fiscal year compared with $2.58 for the same period of the prior fiscal year.

Adjusted EBITDA for the second fiscal quarter was $60.8 million or 14.3% of net sales compared to $37.0 million or 13.5% of net sales for the same quarter of the prior fiscal year. Adjusted EBITDA for the first six months of the fiscal year was $128.9 million or 15.1% of net sales compared to $74.4 million or 13.5% of net sales for the same period of the prior fiscal year. The increase is primarily due to sales growth in the quarter and the inclusion of three and six months, respectively, of results for RSI.

“Our second fiscal quarter proved to be more challenging,” said Cary Dunston, Chairman and CEO.  “We did experience growth in all channels, continuing to gain share and over-index the market.  However, we faced cost pressures in the quarter that were a challenge to offset in the short-term.  In the mid-term, we remain extremely confident in our efficient supply chain and our ability to offset much of the inflationary headwinds.”

Cash provided by operating activities for the first six months of the current fiscal year was $107.7 million. Free cash flow totaled $89.5 million for the first six months of the current fiscal year. The Company paid down $93.0 million of its term loan facility during the first six months of the current fiscal year and repurchased 189,633 shares of common stock at a cost of $13.2 million.

On November 28, 2018, the Board of Directors authorized an additional stock repurchase program of up to $14 million of the Company's outstanding common shares. This authorization is in addition to the $22.8 million remaining from the November 30, 2016 authorization.

AMWD Announces Second Quarter Results

November 29, 2018

About American Woodmark

American Woodmark Corporation manufactures and distributes kitchen, bath and home organization products for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, builders and through a network of independent dealers and distributors.  At October 31, 2018, the Company operated eighteen manufacturing facilities in the United States and Mexico and seven primary service centers located throughout the United States.

Use of Non-GAAP Financial Measures

We have presented certain financial measures in this press release which have not been prepared in accordance with U.S. generally accepted accounting principles (GAAP). Definitions of our non-GAAP financial measures and a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP are provided below following the financial highlights under the heading "Non-GAAP Financial Measures."

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Six Months Ended
	October 31		October 31
	2018	2017	2018	2017

Net sales	$424,878	$274,769	$853,840	$551,596
Cost of sales & distribution	338,116	217,434	671,342	435,767
Gross profit	86,762	57,335	182,498	115,829
Sales & marketing expense	22,986	18,077	45,924	36,230
General & administrative expense	28,718	8,443	58,548	17,957
Restructuring charges	(406)	—	2,035	—
Operating income	35,464	30,815	75,991	61,642
Interest expense & other income	10,055	(648)	18,043	(1,193)
Income tax expense	6,921	11,708	14,693	20,799
Net income	$18,488	$19,755	$43,255	$42,036

Earnings Per Share:
Weighted average shares outstanding - diluted	17,588,449	16,268,078	17,589,767	16,319,224

Net income per diluted share	$1.05	$1.21	$2.46	$2.58

AMWD Announces Second Quarter Results

November 29, 2018

Condensed Consolidated Balance Sheet
(Unaudited)
	October 31	April 30
	2018	2018

Cash & cash equivalents	$57,862	$78,410
Investments - certificates of deposit	4,500	8,000
Customer receivables	131,217	136,355
Inventories	115,953	104,801
Income taxes receivable	5,293	25,996
Other current assets	11,656	10,805
Total current assets	326,481	364,367
Property, plant & equipment, net	213,423	218,102
Investments - certificates of deposit	—	1,500
Trademarks, net	7,222	8,889
Customer relationship intangibles, net	235,944	258,778
Goodwill	767,612	767,451
Other assets	26,434	26,258
Total assets	$1,577,116	$1,645,345

Current portion - long-term debt	$4,437	$4,143
Accounts payable & accrued expenses	161,831	166,312
Total current liabilities	166,268	170,455
Long-term debt	717,937	809,897
Deferred income taxes	66,974	71,563
Other liabilities	9,598	11,765
Total liabilities	960,777	1,063,680
Stockholders' equity	616,339	581,665
Total liabilities & stockholders' equity	$1,577,116	$1,645,345

Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended
	October 31
	2018	2017

Net cash provided by operating activities	$107,667	$41,838
Net cash used by investing activities	(19,717)	(31,136)
Net cash used by financing activities	(108,498)	(25,135)
Net decrease in cash and cash equivalents	(20,548)	(14,433)
Cash and cash equivalents, beginning of period	78,410	176,978

Cash and cash equivalents, end of period	$57,862	$162,545

AMWD Announces Second Quarter Results

November 29, 2018

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below.

Management believes all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Adjusted EPS per diluted share

We use Adjusted EPS per diluted share in evaluating the performance of our business and profitability. Management believes that this measure provides useful information to investors by offering additional ways of viewing the Company’s results by providing an indication of performance and profitability excluding the impact of unusual and/or non-cash items. We define Adjusted EPS per diluted share as diluted earnings per share excluding the per share impact of (1) expenses related to the RSI acquisition, (2) inventory step-up amortization due to the increase in the fair value of inventory acquired through the RSI acquisition, (3) the amortization of intangible assets, and (4) the tax benefit of RSI acquisition expenses and the inventory step-up and intangible amortization. The amortization of intangible assets is driven by the RSI acquisition and will recur in future periods. Management has determined that excluding amortization of intangible assets from our definition of Adjusted EPS per diluted share will better help it evaluate the performance of our business and profitability and we have also received similar feedback from some of our investors regarding the same.

Adjusted EBITDA and Adjusted EBITDA margin

We use Adjusted EBITDA and Adjusted EBITDA margin in evaluating the performance of our business, and we use each in the preparation of our annual operating budgets and as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income adjusted to exclude (1) income tax expense, (2) interest (income) expense, net, (3) depreciation and amortization expense, (4) amortization of customer relationship intangibles and trademarks, (5) expenses related to the RSI acquisition and subsequent restructuring charges, (6) inventory step-up amortization, (7) stock-based compensation expense, (8) gain/loss on asset disposal and (9) unrealized gain/loss on foreign exchange forward contracts. We believe Adjusted EBITDA, when presented in conjunction with comparable GAAP measures, is useful for investors because management uses Adjusted EBITDA in evaluating the performance of our business.

We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales.

Free cash flow

To better understand trends in our business, we believe that it is helpful to subtract amounts for capital expenditures consisting of cash payments for property, plant and equipment and cash payments for investments in displays from cash flows from continuing operations which is how we define free cash flow. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It also provides a measure of our ability to repay our debt obligations.

Net sales excluding RSI sales

To better understand and compare the performance of our core American Woodmark business by our management and our investors, we believe it is helpful to subtract the amount of sales from our recently acquired and now wholly-owned subsidiary, RSI, from our net sales and report this amount with our quarterly earnings announcements. We may discontinue using this non-GAAP financial measure at a later juncture once RSI has become fully integrated into our Company and the quarter to quarter comparisons of our core business are no longer as helpful to compare performance.

AMWD Announces Second Quarter Results

November 29, 2018

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Reconciliation of Net Sales and Percentage of Net Sales Excluding RSI

	Three Months Ended			Six Months Ended
	October 31			October 31
(in thousands)	2018	2017	Percent Change	2018	2017	Percent Change

Net sales excluding RSI	$297,676	$274,769	8%	$596,712	$551,596	8%
RSI sales	127,202	—	—	257,128	—	—
Net Sales	$424,878	$274,769	55%	$853,840	$551,596	55%

Reconciliation of Adjusted Non-GAAP Financial Measures to the GAAP Equivalents

	Three Months Ended		Six Months Ended
	October 31		October 31
(in thousands)	2018	2017	2018	2017

Net income (GAAP)	$18,488	$19,755	$43,255	$42,036
Add back:
Income tax expense	6,921	11,708	14,693	20,799
Interest (income) expense, net	8,943	(631)	18,368	(1,148)
Depreciation and amortization expense	11,458	5,441	22,226	10,977
Amortization of customer relationship intangibles
and trademarks	12,250	—	24,500	—
EBITDA (Non-GAAP)	$58,060	$36,273	$123,042	$72,664
Add back:
Acquisition related expenses (1)	649	—	3,410	—
Unrealized loss on foreign exchange forward
contracts (2)	993	—	199	—
Stock compensation expense	836	664	1,622	1,609
Loss on asset disposal	230	52	584	84
Adjusted EBITDA (Non-GAAP)	$60,768	$36,989	$128,857	$74,357

Net Sales	$424,878	$274,769	$853,840	$551,596
Adjusted EBITDA margin (Non-GAAP)	14.3%	13.5%	15.1%	13.5%

(1) Acquisition related expenses are comprised of expenses related to the RSI acquisition and the subsequent restructuring charges that the Company incurred.
(2) In the normal course of business the Company is subject to risk from adverse fluctuations in foreign exchange rates. The Company manages these risks through the use of foreign exchange forward contracts. The changes in the fair value of the forward contracts are recorded in other expense (income) in the operating results.

AMWD Announces Second Quarter Results

November 29, 2018

Reconciliation of Net Income to Adjusted Net Income

	Three Months Ended		Six Months Ended
	October 31,		October 31,
(in thousands, except share data)	2018	2017	2018	2017

Net income (GAAP)	$18,488	$19,755	$43,255	$42,036
Add back:
Acquisition related expenses	649	—	3,410	—
Amortization of customer relationship intangibles
and trademarks	12,250	—	24,500	—
Tax benefit of add backs	(3,291)	—	(7,089)	—
Adjusted net income (Non-GAAP)	$28,096	$19,755	$64,076	$42,036

Weighted average diluted shares	17,588,449	16,268,078	17,589,767	16,319,224
Adjusted EPS per diluted share (Non-GAAP)	$1.60	$1.21	$3.64	$2.58

Free Cash Flow

	Six Months Ended
	October 31,
	2018	2017

Cash provided by operating activities	$107,667	$41,838
Less: Capital expenditures (1)	18,150	21,638
Free cash flow	$89,517	$20,200

(1) Capital expenditures consist of cash payments for property, plant and equipment and cash payments for investments in displays. During the first six months of fiscal 2019 and 2018, approximately $4.6 million and $6.3 million, respectively, in cash outflows were incurred related to the new company headquarters.

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